Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES FOURTH QUARTER 2018

GUIDANCE UPDATE, PROVIDES 2019 GUIDANCE AND TEMPORARILY REDUCES DISTRIBUTION TO CASH REDEEM SERIES A PREFERRED UNITS

THE WOODLANDS, Texas, December 20, 2018 / PRNewswire / CSI Compressco LP (“CSI Compressco” or “Partnership”) (NASDAQ: CCLP) today announced the following items:

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Activity in the compression industry remains robust with minimal impact seen from the recent decline in oil prices.  Fourth quarter 2018 net loss is expected to be between $3.5 million and $4.5 million and adjusted EBITDA(1) is expected to be on the higher end of the $29 million to $31 million range as noted in previously provided guidance.

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CSI Compressco expects total year 2019 earnings to be between a net loss of $3.9 million and net income of $7.0 million and adjusted EBITDA(1) to be between $125 million and $140 million, reflecting the $140 million backlog as of September 30, 2018 for new equipment orders, 170,000 hp of service fleet equipment that is in the process of being delivered with firm customer commitments, continued traction for higher pricing on the field compression fleet, and strength in aftermarket services.

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Given the recent decline in the unit price of CSI Compressco despite the continued strong business environment, the Partnership intends to reduce its quarterly common unit distributions from $0.1875 per unit ($0.75 per unit per year) to $.01 per unit ($0.04 per unit per year) for a period of up to four quarters, beginning with the fourth quarter distribution, as the monthly redemption of Series A Preferred into common units has become unduly dilutive to the existing common unit holders.  The Partnership intends to use the approximately $34 million of reduced distributions to redeem the remaining Series A Preferred units for cash and avoid further dilution to the Partnership’s common unit holders.  The redemption of the Series A Preferred will be completed by the third quarter of 2019, at which time management and the Board will re-evaluate the distribution policy based on business conditions at that time.

(1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedule A

Owen Serjeant, President of CSI Compressco, commented, “We continue to see a strong market environment.  Demand for our services and products has not been impacted to date by the recent decline in oil prices as oil and gas operators and midstream companies continue to build out their networks and infrastructures to move existing volumes of associated gas, whose price has remained strong.  Lead times for new large hp units are in excess of 9 months.  As a result, pricing remains firm.  We have 170,000 hp of large horsepower equipment in the process of being delievered to our compression services fleet, with close to 100,000 HP being delivered during the full year of 2018 and 70,000 hp expected to be delivered in 2019, all with firm customer commitments.

“Orders for new equipment also remain strong.  Since the end of the third quarter, new orders received are $12 million.  Orders for new equipment year to date received through December 15, 2018 are approximately $182 million.  Backlog as of September 30, 2018 is $140 million, which is expected to be delivered through the remainder of this year and next year.  Aftermarket services activity also remains strong.

“As a result of this environment, we expect fourth quarter 2018 adjusted EBITDA to be at the high end of the $29 million to $31 million range that was previously provided.  Additionally, with the equipment on order for our service fleet supported with firm customer commitments, a robust pricing environment, backlog for new equipment sales and strong aftermarket services environment, we expect 2019 revenue to be between $490 million and $520 million and adjusted EBITDA to be between $125 million and $140 million.”

The Partnership announced that it intends to reduce the quarterly common unit distribution for the fourth quarter from the $0.1875 per unit ($0.75 per unit per year) previously in place to $0.01 per unit ( $0.04 per unit per year).  Management currently intends to recommend that the distribution remain at these reduced levels for the next three quarters absent changes in the marketplace.  Given the recent decline in the Partnership’s unit price, despite a strong earnings environment and a resulting yield per unit which seems inappropriately high, beginning February 1, 2019, the Partnership intends to use the savings from the reduced distributions to cash redeem the remaining $29.4 million of outstanding Series A Preferred units.  The monthly conversions of the Series A Preferred units into common units have become more dilutive than what the Partnership believes is appropriate as a result of our low trading price.  Upon completion of the cash redemption of the Series A Preferred in the third quarter of 2019, management and the Board will re-evaluate the distribution policy based on business conditions at that time.

At the May 31, 2018 Investor Conference in New York City, the Partnership communicated a goal of improving the EBITDA leverage ratio from the current levels to 4.5X.  CSI Compressco remains committed to this goal.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage.  CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measure Adjusted EBITDA, which is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Series A Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, write-off of unamortized financing costs, and software implementation expense.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Adjusted EBITDA may not be comparable to adjusted EBITDA or other similarly titled measures of other entities, as other entities may not calculate this non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of this non-GAAP financial measure as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating this knowledge into management's decision making process.

Schedule A - Reconciliation of Expected Adjusted EBITDA To Net Income/(Loss) Before Income Taxes

The following table reconciles a range of projected fourth quarter 2018 Adjusted EBITDA to net income/(loss) before income taxes.

The following table reconciles a range of projected 2019 Adjusted EBITDA to net income/(loss) before income taxes.

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano

Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com